Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2014 Equity Incentive Plan of Colony Financial, Inc. of our reports dated February 27, 2014, with respect to the consolidated financial statements and schedule of Colony Financial, Inc. (the “Company”) and the effectiveness of internal control over financial reporting of the Company, included in the Company’s Annual Report (Form 10-K), as amended, for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California

August 5, 2014